EXHIBIT 99.1

FOR IMMEDIATE RELEASE

         GLOBAL NET LEASE REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS
                  Company to Host Investor Conference Call Today at 11 AM Eastern

New York, February 27, 2019 - Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”), a real estate investment trust focused on the acquisition and management of industrial and office properties leased long-term to high quality corporate tenants in select markets in the United States and Europe, announced today its financial and operating results for the quarter and year ended December 31, 2018.

Fourth Quarter 2018 Highlights

•	Revenue increased 6.9% to $71.2 million from $66.6 million in fourth quarter 2017

•	Net loss attributable to common stockholders was $6.7 million and net loss attributable to common stockholders per share was $0.09

•	Core Funds from Operations (“Core FFO”) increased 8.3% on a year-over-year basis to $36.9 million or $0.50 per share

•	Adjusted EBITDA increased 5.1% year-over-year to $53.4 million

•	Adjusted Funds from Operations (“AFFO”) improved 5.6% to $37.1 million, as compared to $35.2 million in the prior year fourth quarter

•
The Company believes it has an agreement in principal with our former European service provider regarding an anticipated resolution of our outstanding litigation for $7.4 million, resulting in a one-time, non-recurring reserve that affects net income and FFO but has no impact to the Company's AFFO

•	Closed on the acquisition of six properties for approximately $212 million

•	The acquired properties provided nominal rental income for the period as the closings occurred on or after November 14th, with four of the six properties closed in the second half of December

•	Closed on a 10-year $98.5 million multi-property mortgage loan, with a fixed interest rate of 4.9% and a 2028 maturity

•	Raised gross equity proceeds of $80.8 million

•	Paid common stock dividends for the quarter of $39.1 million

•	Weighted average shares outstanding for the respective periods were 74,001,263 and 67,286,822

Full Year 2018 Highlights

•	Revenue increased 8.8% year-over-year to $282.2 million

•
Net income attributable to common stockholders was $1.1 million, which includes a one-time $7.4 million reserve for an anticipated resolution with our former European service provider, representing a decrease of $0.29 cents per share

•	Core FFO increased 10.8%, or $0.13 per share on a year-over-year basis

•	Adjusted EBITDA increased 8.9% or $17.5 million to $214.8 million on a year-over-year basis

•	AFFO improved 4.7% to $147.3 million, inclusive of a $3.0 million lease termination fee as compared to $140.7 million in the prior year

•	Portfolio 99.2% leased with an 8.3 year weighted average remaining lease term at year end

•	78.3% of tenants rated as investment grade or implied investment grade[1]

•	Closed on the acquisition of 23 properties totaling 5.0 million square feet for a contract sales price of approximately $478.0 million

•	Closed on an eight-property $33.0 million CMBS loan with a 10-year term

•
Closed an upsizing of its unsecured credit facility of $132.0 million for the multi-currency revolving credit facility portion of the facility and €51.8 million for the senior unsecured term loan facility portion

•	Secured new UK five year £230.0 million multi-property financing

•	Raised gross equity proceeds of $179.3 million

•	Debt maturity is 4.2 years as compared to 3.7 years at the end of the fourth quarter 2017

•	Weighted average shares outstanding for the respective periods were 69,663,208 and 66,877,620

James Nelson, Chief Executive Officer of GNL, commented, “In 2018 we advanced our long term strategy significantly. Our operating results were strong, setting the foundation for continued growth. We acquired close to half a billion dollars in net leased real estate including $212 million acquired during the fourth quarter. We funded much of that growth through our ability to opportunistically access the capital markets throughout the year. These steps further solidified our balance sheet and position us well to fund future growth and build shareholder value."

	Quarter Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2018	2017	2018	2017
Revenue	$71,226	$66,602	$282,207	$259,295

Net (loss) income attributable to common stockholders	$(6,744)	$5,998	$1,082	$20,731
Net (loss) income per common share	$(0.09)	$0.09	$0.01	$0.30

NAREIT defined FFO attributable to common stockholders	$28,334	$34,553	$131,415	$132,612
FFO per common share	$0.38	$0.51	$1.89	$1.98

Core FFO attributable to common stockholders	$36,940	$34,103	$149,112	$134,635
Core FFO per common share	$0.50	$0.51	$2.14	$2.01

AFFO attributable to common stockholders	$37,137	$35,165	$147,330	$140,652

Property Portfolio

At December 31, 2018 the Company’s portfolio consisted of 342 net lease properties located in seven countries and comprises of 27.5 million rentable square feet leased to 111 tenants across 44 industries. The real estate portfolio metrics include:

•	99.2% leased with a remaining weighted-average lease term of 8.3 years

•	92.0% of the portfolio contains contractual rent increases based on square footage

•	78.3% of portfolio annualized straight-line rent derived from investment grade and implied investment grade rated tenants

•	55.7% U.S. and 44.3% Europe (based on annualized straight-line rent)

•	53% Office, 39% Industrial / Distribution and 8% Retail (based on an annualized straight-line rent)

Acquisition Highlights

During the fourth quarter, the Company closed on the acquisition of six net leased assets totaling approximately 1.3 million square feet for a contract sales price of approximately $212 million. The facilities are all located within the U.S., specifically, Michigan, Massachusetts, Alabama, Pennsylvania and Kansas. The assets were purchased at a weighted average going-in capitalization rate of 6.67%2, equating to a weighted average capitalization rate of 7.23%3, with a weighted average remaining lease term of 12.3 years4.

Full Year Acquisition Highlights

During the year, the Company closed on acquisitions of 23 net leased assets totaling approximately 5.0 million square feet, for a contract sales price of approximately $478.0 million. All of the acquired properties are located within the continental U.S. The properties were purchased at a weighted average going-in capitalization rate of 7.21%2, equating to a weighted average capitalization rate of 7.703, with a weighted average remaining lease term of 11.6 years4.

Capital Structure and Liquidity Resources

As of December 31, 2018, the Company had $100.3 million of cash and cash equivalents. The Company’s net debt to enterprise value was 53.3% with an enterprise value of $3.2 billion based on the December 31, 2018 closing share price of $17.62 for common shares and $24.68 for the Series A preferred stock, with net debt of $1.7 billion, including $1.1 billion of mortgage debt. The net debt to enterprise value would improve to 50.8% if the calculation was based on closing share prices from February 22nd of $19.67 for common stock and $25.17 for Series A preferred stock.

On November 28, 2018 the Company completed an underwritten public offering of four million shares of common stock at a public offering price of $20.20 per share. The net proceeds from this offering of approximately $77.5 million were used to fund acquisitions, as well as for general corporate purposes.

Year-over-year the percentage of fixed rate debt (including variable rate debt fixed with swaps) decreased to 79.9%5 from 86.9% as of December 31, 2017. The Company’s total combined debt had a weighted average interest rate cost of 3.1% resulting in an interest coverage ratio of 3.8 times. Debt maturity is 4.2 years as compared to 3.7 years at the end of the fourth quarter 2017.

Subsequent to the quarter end, the Company raised gross proceeds of approximately $152.8 million at $19.69 per share through its ATM in Q1 2019.

Footnotes/Definitions

1  As used herein, “Investment Grade Rating” includes both actual investment grade ratings of the tenant or Implied Investment Grade. Implied Investment Grade includes ratings of tenant parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or lease guarantor. Implied Investment Grade ratings are determined using a proprietary Moody’s analytical tool, which compares the risk metrics of the non-rated company to those of a company with an actual rating. Ratings information is as of December 31, 2018. Comprised of 39.0% leased to tenants with an actual investment grade rating and 39.3% leased to tenants with an Implied Investment Grade rating as of December 31, 2018.
2 Going-in capitalization rate is a rate of return on a real estate investment property based on the expected, cash rental income that the property will generate under its existing lease during the first year of the lease. Going-in capitalization rate is calculated by dividing the cash rental income the property will generate during the first year of the lease (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted average going-in capitalization rate is based upon square feet of the date of acquisition.
3 Capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-lined rental income that the property will generate under its existing lease. Capitalization rate is calculated by dividing the average annualized straight-line rental income the property will generate

(before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted average capitalization rate is based upon square feet as of the date of acquisition.
4 The weighted average remaining lease term in years is based upon square feet as of the date of acquisition.
5 Inclusive of floating rate debt with in place interest rate swaps allowing debt to effectively act as fixed.

Conference Call

GNL will host a conference call on February 27, 2019 at 11:00 a.m. ET to discuss its financial and operating results.

Dial-in instructions for the conference call and the replay are outlined below. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the GNL website, www.globalnetlease.com, in the “Investor Relations” section.

To listen to the live call, please go to GNL’s “Investor Relations” section of the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the GNL website at www.globalnetlease.com.

Conference Call Details

Live Call
Dial-In (Toll Free): 1-888-317-6003
International Dial-In: 1-412-317-6061
Canada Dial-In (Toll Free): 1-866-284-3684
Participant Elite Entry Number: 5568103

 Conference Replay*
Domestic Dial-In (Toll Free): 1-877-344-7529
International Dial-In: 1-412-317-0088
Canada Dial-In (Toll Free): 1-855-669-9658
Conference Number: 10128753

*Available one hour after the end of the conference call through May 27, 2019.

Supplemental Schedules

The Company will file supplemental information packages with the Securities and Exchange Commission (the “SEC”) to provide additional disclosure and financial information. Once posted, the supplemental package can be found under the “Presentations” tab in the Investor Relations section of GNL’s website at www.globalnetlease.com and on the SEC website at www.sec.gov.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, although not all forward-looking statements contain these identifying words. Any statements referring to the future value of an investment in GNL, as well as the success that GNL may have in executing its business plan, are also forward-looking statements. There are a number of risks, uncertainties and other important factors that could cause GNL’s actual results to differ materially from those contemplated by such forward-looking statements, including those risks, uncertainties and other important factors set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of GNL’s Annual Report on Form 10-K for the year ended December 31, 2017 filed on February 28, 2018 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in GNL’s subsequent reports. Further, forward looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

Contacts:

Investors and Media:
Email: investorrelations@globalnetlease.com
Phone: (212) 415-6510

Global Net Lease, Inc.
Consolidated Balance Sheets
(In thousands)

	December 31,
	2018	2017
ASSETS	(Unaudited)
Real estate investments, at cost:
Land	$398,911	$402,318
Buildings, fixtures and improvements	2,345,202	2,138,405
Construction in progress	1,235	2,328
Acquired intangible lease assets	675,551	629,626
Total real estate investments, at cost	3,420,899	3,172,677
Less: accumulated depreciation and amortization	(437,974)	(339,931)
Total real estate investments, net	2,982,925	2,832,746
Assets held for sale	112,902	—
Cash and cash equivalents	100,324	102,425
Restricted cash	3,369	5,302
Derivative assets, at fair value	8,730	2,176
Unbilled straight-line rent	47,183	42,739
Prepaid expenses and other assets	22,245	22,617
Due from related parties	16	16
Deferred tax assets	3,293	1,029
Goodwill and other intangible assets, net	22,180	22,771
Deferred financing costs, net	6,311	6,774
Total Assets	$3,309,478	$3,038,595

LIABILITIES AND EQUITY
Mortgage notes payable, net	$1,129,807	$984,876
Revolving credit facility	363,894	298,909
Term loan, net	278,727	229,905
Acquired intangible lease liabilities, net	35,757	31,388
Derivative liabilities, at fair value	3,886	15,791
Due to related parties	790	829
Accounts payable and accrued expenses	31,529	23,227
Prepaid rent	16,223	18,535
Deferred tax liability	15,227	15,861
Taxes payable	2,228	2,475
Dividends payable	2,664	2,556
Total Liabilities	1,880,732	1,624,352
Commitments and contingencies
Stockholders' Equity:
7.25% Series A cumulative redeemable preferred shares	54	54
Common stock	2,091	2,003
Additional paid-in capital	2,031,981	1,860,058
Accumulated other comprehensive income	6,810	19,447
Accumulated deficit	(615,448)	(468,396)
Total Stockholders' Equity	1,425,488	1,413,166
Non-controlling interest	3,258	1,077
Total Equity	1,428,746	1,414,243
Total Liabilities and Equity	$3,309,478	$3,038,595

Global Net Lease, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Rental income	$67,283	$62,556	$265,298	$242,532
Operating expense reimbursements	3,943	4,046	16,909	16,763
Total revenues	71,226	66,602	282,207	259,295

Expenses:
Property operating	7,750	6,849	28,732	28,857
Fire (recovery) loss	(1)	(150)	(50)	45
Operating fees to related parties	7,309	6,624	28,234	24,457
Impairment charges and related lease intangible write-offs	5,000	—	5,000	—
Acquisition, transaction and other costs	8,607	(301)	13,850	1,979
General and administrative	2,617	2,357	10,439	8,648
Equity based compensation	1,451	(1,177)	2,649	(3,787)
Depreciation and amortization	30,078	28,558	119,582	113,048
Total expenses	62,811	42,760	208,436	173,247
Operating income before loss gain on dispositions of real estate investments	8,415	23,842	73,771	86,048
Loss on dispositions of real estate investments	—	—	(5,751)	1,089
Operating income	8,415	23,842	68,020	87,137
Other income (expense):
Interest expense	(15,479)	(12,806)	(57,973)	(48,450)
Loss on extinguishment of debt	—	—	(3,897)	—
Gain (loss) on derivative instruments	2,950	(1,719)	7,638	(8,304)
Unrealized (loss) gain on undesignated foreign currency advances and other hedge ineffectiveness	(452)	86	(434)	(3,679)
Other (expense) income	(90)	10	(23)	22
Total other expense, net	(13,071)	(14,429)	(54,689)	(60,411)
Net (loss) income before income tax	(4,656)	9,413	13,331	26,726
Income tax (benefit) expense	366	(964)	(2,434)	(3,140)
Net (loss) income	(4,290)	8,449	10,897	23,586
Net income attributable to non-controlling interest	—	—	—	(21)
Preferred stock dividends	(2,454)	(2,451)	(9,815)	(2,834)
Net (loss) income attributable to common stockholders	$(6,744)	$5,998	$1,082	$20,731

Basic and Diluted (Loss) Earnings Per Share:
Basic and diluted net (loss) income per share attributable to common stockholders	$(0.09)	$0.09	$0.01	$0.30
Weighted Average Shares Outstanding:
Basic	73,554	67,287	69,411	66,878
Diluted	74,001	67,287	69,663	66,878

Global Net Lease, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended				Year Ended
	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	December 31, 2018
Adjusted EBITDA
Net income (loss)	$4,812	$7,743	$2,632	$(4,290)	$10,897
Depreciation and amortization	29,496	29,813	30,195	30,078	119,582
Interest expense	12,975	14,415	15,104	15,479	57,973
Income tax expense (benefit)	1,070	1,200	530	(366)	2,434
Impairment charges and related lease intangible write-offs	—	—	—	5,000	5,000
Equity-based compensation	(832)	(23)	2,053	1,451	2,649
Non-cash portion of incentive fee	—	—	180	(180)	—
Acquisition, transaction and other costs	1,325	1,114	2,804	8,607	13,850
Loss on dispositions of real estate investments	—	3,818	1,933	—	5,751
Fire (recovery) loss	(79)	(1)	31	(1)	(50)
Loss (gain) on derivative instruments	2,935	(6,333)	(1,290)	(2,950)	(7,638)
Unrealized loss (gain) on undesignated foreign currency advances and other hedge ineffectiveness	43	47	(108)	452	434
Loss on extinguishment of debt	—	1,285	2,612	—	3,897
Other (income) expense	(11)	(12)	(44)	90	23
Adjusted EBITDA	51,734	53,066	56,632	53,370	214,802
Operating fees to related parties	6,831	7,138	6,956	7,309	28,234
General and administrative	2,051	2,556	3,215	2,617	10,439
NOI	$60,616	$62,760	$66,803	$63,296	$253,475

Global Net Lease, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended				Year Ended
	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	December 31, 2018
Funds from operations (FFO):
Net income (loss) attributable to common stockholders (in accordance with GAAP)	$2,361	$5,288	$177	$(6,744)	$1,082
Impairment charges and related lease intangible write-offs	—	—	—	5,000	5,000
Depreciation and amortization	29,496	29,813	30,195	30,078	119,582
Loss on dispositions of real estate investments	—	3,818	1,933	—	5,751
FFO (defined by NAREIT)	31,857	38,919	32,305	28,334	131,415
Acquisition, transaction and other costs [1]	1,325	1,114	2,804	8,607	13,850
Loss on extinguishment of debt [2]	—	1,285	2,612	—	3,897
Fire (recovery) loss [3]	(79)	(1)	31	(1)	(50)
Core FFO attributable to common stockholders	33,103	41,317	37,752	36,940	149,112
Non-cash equity-based compensation	(832)	(23)	2,053	1,451	2,649
Non-cash portion of incentive fee	—	—	180	(180)	—
Non-cash portion of interest expense	901	1,499	1,339	1,454	5,193
Amortization of above- and below-market leases and ground lease assets and liabilities, net	552	500	488	590	2,130
Straight-line rent	(1,503)	(1,833)	(1,492)	(1,482)	(6,310)
Unrealized loss (gain) on undesignated foreign currency advances and other hedge ineffectiveness	43	47	(108)	452	434
Eliminate unrealized losses (gains) on foreign currency transactions [4]	2,550	(6,256)	(1,215)	(2,206)	(7,127)
Amortization of mortgage discounts and premiums, net	267	263	601	118	1,249
Adjusted funds from operations (AFFO) attributable to common stockholders [5]	$35,081	$35,514	$39,598	$37,137	$147,330

Footnotes:
[1] For the year ended December 31, 2018, acquisition, transaction and other costs are comprised of expenses incurred in connection with litigation related to the termination of the Former Service Provider totaling $10.3 million, of which $7.4 million relates to a reserve recorded for the anticipated settlement of this litigation and $2.9 million relates to legal costs. In addition, acquisition, transaction and other costs include $1.6 million in fees associated with the exploration of a potential foreign equity offering, $1.3 million in various legal and professional fees related to financing activities and $0.7 million of other costs.
[2] For the three months ended September 30, 2018, includes non-cash write-off of deferred financing costs of $1.5 million and prepayment penalties paid on early extinguishment of debt of $1.1 million. Prepayment penalties paid on early extinguishment of debt of $1.3 million that occurred during the three months ended June 30, 2018 were previously classified as acquisition, transaction and other costs and have been reclassified as loss on extinguishment of debt in the table above.
[3] Loss (recovery) arising from clean-up costs related to a fire sustained at one of our office properties.
[4] For the three months ended March 31, 2018, losses on derivative instruments were $2.9 million, which were comprised of unrealized losses of $2.6 million and realized losses of $0.3 million. For the three months ended June 30, 2018, gains on derivative instruments were $6.3 million which primarily comprised of unrealized gains. For the three months ended September 30, 2018, gains on derivative instruments were $1.3 million which consisted of unrealized gains of $1.2 million and realized gains of $0.1 million. For the three months ended December 31, 2018, gains on derivative instruments were $3.0 million, which were comprised of unrealized gains of $2.2 million and realized gains of $0.8 million. For the year ended December 31, 2018, gains on derivative instruments were $7.6 million, which were comprised of unrealized gains of $7.1 million and realized gains of $0.5 million.
[5] AFFO for the three months ended September 30, 2018 and year ended December 31, 2018 includes income from a lease termination fee of $3.0 million, which is recorded in rental income in the unaudited consolidated statements of operations, related to a real estate asset sold during the three months ended September 30, 2018.

Caution on Use of Non-GAAP Measures

Funds from Operations (“FFO”), Core Funds from Operations (“Core FFO”), Adjusted Funds from Operations (“AFFO”), Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), and Net Operating Income (“NOI”) should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP measures.

Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition (as we do), or may interpret the current NAREIT definition differently than we do, or may calculate Core FFO or AFFO differently than we do. Consequently, our presentation of FFO, Core FFO and AFFO may not be comparable to other similarly-titled measures presented by other REITs.

We consider FFO, Core FFO and AFFO useful indicators of our performance. Because FFO, Core FFO and AFFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), FFO, Core FFO and AFFO presentations facilitate comparisons of operating performance between periods and between other REITs.

As a result, we believe that the use of FFO, Core FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance including relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. However, FFO, Core FFO and AFFO are not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Investors are cautioned that FFO, Core FFO and AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as they exclude certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred.

Funds from Operations, Core Funds from Operations and Adjusted Funds from Operations

Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, NAREIT, an industry trade group, has promulgated a measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. FFO is not equivalent to net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established over time by the Board of Governors of NAREIT, as restated in a White Paper approved by the Board of Governors of NAREIT effective in December 2018 (the "White Paper"). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT's definition.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, and straight-line amortization of intangibles, which implies that the value of a real estate asset diminishes predictably over time, especially if not adequately maintained or repaired and renovated as required by relevant circumstances or as requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation and certain other items may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, among other things, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income.

Core Funds from Operations

In calculating Core FFO, we start with FFO, then we exclude certain non-core items such as acquisition, transaction and other costs, as well as certain other costs that are considered to be non-core, such as debt extinguishment costs, fire loss and other costs related to damages at our properties. The purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our core business plan to generate operational income and cash flows in order to make dividend payments to stockholders. In evaluating investments in real estate, we differentiate the costs to acquire the investment from the operations derived from the investment. We also add back non-cash write-offs of deferred financing costs and prepayment penalties incurred with the early extinguishment of debt which are included in net income but are considered financing cash flows when paid in the statement of cash flows. We consider these write-offs and prepayment penalties to be capital transactions and not indicative of operations. By excluding expensed acquisition, transaction and other costs as well as non-core costs, we believe Core FFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management's analysis of the investing and operating performance of our properties.

Adjusted Funds from Operations

In calculating AFFO, we start with Core FFO, then we exclude certain income or expense items from AFFO that we consider more reflective of investing activities, other non-cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our business plan. These items include early extinguishment of debt (adjustment included in Core FFO) and unrealized gain and loss, which may not ultimately be realized, such as gain or loss on derivative instruments, gain or loss on foreign currency transactions, and gain or loss on investments. In addition, by excluding non-cash income and expense items such as amortization of above-market and below-market leases intangibles, amortization of deferred financing costs, straight-line rent and equity-based compensation from AFFO, we believe we provide useful information regarding income and expense items which have a direct impact on our ongoing operating performance. We also include the realized gain or loss on foreign currency exchange contracts for AFFO as such items are part of our ongoing operations and affect our current operating performance. By providing AFFO, we believe we are presenting useful information that can be used to better assess the sustainability of our ongoing operating performance without the impacts of transactions that are not related to the ongoing profitability of our portfolio of properties. AFFO presented by us may not be comparable to AFFO reported by other REITs that define AFFO differently.

In calculating AFFO, we exclude certain expenses which under GAAP are characterized as operating expenses in determining operating net income. All paid and accrued merger, acquisition, transaction and other costs (including prepayment penalties for debt extinguishments) and certain other expenses negatively impact our operating performance during the period in which expenses are incurred or properties are acquired will also have negative effects on returns to investors, but are not reflective of on-going performance. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income. In addition, as discussed above, we view gains and losses from fair value adjustments as items which are unrealized and may not ultimately be realized and not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management's analysis of our operating performance. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe AFFO provides useful supplemental information. We believe that in order to facilitate a clear understanding of our operating results, AFFO should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. AFFO should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity or ability to make distributions.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, and Net Operating Income

We believe that Adjusted EBITDA, which is earnings before interest, taxes, depreciation and amortization adjusted for acquisition, transaction and other costs, other non- cash items and including our pro-rata share from unconsolidated joint, is an appropriate measure of our ability to incur and service debt. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income as an indicator of our operating activities. Other REITs may calculate Adjusted EBITDA differently and our calculation should not be compared to that of other REITs. NOI is a non-GAAP financial measure equal to net income (loss), the most directly comparable GAAP financial measure, less discontinued operations, interest, other income and income from preferred equity investments and investment securities, plus corporate general and administrative expense, acquisition, transaction and other costs, depreciation and amortization, other non-cash expenses and interest expense. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Therefore, we believe NOI is a useful measure for evaluating the operating performance of our real estate assets and to make decisions about resource allocations. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition activity on an unlevered basis, providing perspective not immediately apparent from net income. NOI excludes certain components from net income in order to provide results that are more closely related to a property's results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity.